:----------:                                      :----------------------------:
:  FORM 4  :                                      :     OMB APPROVAL           :
:----------:                                      :----------------------------:
                                                  :OMB NUMBER        3235-0287 :
                                                  :EXPIRES: JANUARY 31, 2005   :
                                                  :ESTIMATED AVERAGE BURDEN    :
                                                  :HOURS PER RESPONSE..... 1.0 :
                                                  :----------------------------:

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[X] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

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1. Name and Address of Reporting Person*

    Pharmacia Corporation
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   (Last)                     (First)                       (Middle)


    100 Route 206 North
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                                    (Street)

   Peapack,                   New Jersey                    07977
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   (City)                     (State)                       (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

   Miravant Medical Technologies ("MRVT")
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   4/02
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   _____ Director                        X   10% Owner
   _____ Officer (give title below)     ____ Other (Specify below)


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7. Individual or Joint/Group Filing
   (Check applicable Line)
X  Form filed by One Reporting Person
__ Form Filed by More than One Reporting Person
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TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security   2. Trans-    3. Trans-       4. Securities Acquired (A)   5. Amount of         6. Ownership     7. Nature of
   (Instr. 3)             action       action          or Disposed of (D)           Securities Bene-     Form: Direct     Indirect
                          Date         Code            (Instr. 3, 4 and 5)          ficially Owned       (D) or           Beneficial
                          (Month/      (Instr. 8)     ------------------------      at End of            Indirect (I)     Ownership
                          Day/      ------------     Amount   (A) or   Price        Month (Instr.        (Instr. 4)       (Instr. 4)
                          Year)     Code      V               (D)                   3 and 4)
-------------------    ---------    ------------     ------------------------   ------------------  --------------  ---------------
Common Stock, par      4/4/02        S              521,900   D        1.418885     1,339,634          I               FN1
value $0.01 per
Share

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
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                             (Over)

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQURIED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)


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2.   Conversion or Exercise Price of Derivative Security


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3.   Transaction Date (Month/Date/Year)


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4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------

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5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------

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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------

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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------

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8.   Price of Derivative Security (Instr. 5)


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9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)


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10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)


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11.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Explanation of Responses:

FN1 Shares sold were held directly by Pharmacia Italia S.p.A., a wholly owned subsidiary of Pharmacia Corporation.


                      By:  PHARMACIA CORPORATION

                             /s/ Don W. Schmitz                  April 9, 2002
                      ---------------------------------------    ---------------
                       **Signature of Reporting Person                Date
                            Name:  Don W. Schmitz
                            Title: Corporate Secretary

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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